Exhibit 5.1

October 9, 2007

Board of Directors

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Gentlemen:

We are counsel to ATP Oil & Gas Corporation, a Texas corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission on October 9, 2007. The Registration Statement includes a prospectus (the “Prospectus”) that provides that it may be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus, as it may be supplemented by one or more Prospectus Supplements, relates to the proposed issuance and sale from time to time, together or separately and in one or more series (if applicable), pursuant to Rule 415 under the Securities Act of an indeterminate amount of common stock, par value $0.001 per share (“Common Stock”), preferred stock, par value $.001 per share (“Preferred Stock”), depositary shares representing an interest in Preferred Stock (“Depositary Shares”) and warrants to acquire Common Stock and Preferred Stock (“Warrants” and, together with the Common Stock, Preferred Stock and the Depositary Shares, the “Securities”).

The Warrants may be issued pursuant to one or more warrant agreements (the terms and conditions of which will be set forth in a Prospectus Supplement(s) relating to an issuance of Warrants) entered into between the Company and a financial institution identified therein as warrant agent (a “Warrant Agent”), as such warrant agreements may be supplemented from time to time (each such warrant agreement, a “Warrant Agreement”).

The Depositary Shares may be issued pursuant to one or more deposit agreements (the terms and conditions of which will be set forth in a Prospectus Supplement(s) relating to an issuance of Depositary Shares) entered into between the Company and a financial institution identified therein as depository (a “Depository”), as such deposit agreements may be supplemented from time to time (each such deposit agreement, a “Deposit Agreement”).

In our capacity as counsel to the Company, we have examined the Registration Statement. We have also examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions

1401 McKinney Street, Suite 1900 • Houston, Texas 77010 • (713) 752-4200 • fax (713) 752-4221
www.jw.com • Austin • Dallas • Fort Worth • Houston • San Angelo • San Antonio • Member of GLOBALAWSM

ATP Oil & Gas Corporation

hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

To the extent that the obligations of the Company under Warrants may be dependent upon such matters, we assume for purposes of this opinion letter that (i) any applicable Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) any applicable Warrant Agent is duly qualified to engage in the activities contemplated by a Warrant Agreement; (iii) a Warrant Agreement has been duly authorized, executed and delivered by an applicable Warrant Agent and constitutes the legally valid and binding obligation of such Warrant Agent, enforceable against such Warrant Agent in accordance with its terms; (iv) any applicable Warrant Agent is in compliance, generally and with respect to acting as a trustee under a Warrant Agreement, with all applicable laws and regulations; and (v) any applicable Warrant Agent has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under a Warrant Agreement.

To the extent that the obligations of the Company under Depositary Shares may be dependent upon such matters, we assume for purposes of this opinion letter that (i) any applicable Depository is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) any applicable Depository is duly qualified to engage in the activities contemplated by a Deposit Agreement; (iii) a Deposit Agreement has been duly authorized, executed and delivered by an applicable Depository and constitutes the legally valid and binding obligation of such Depository, enforceable against such Depository in accordance with its terms; (iv) any applicable Depository is in compliance, generally and with respect to acting as a trustee under a Deposit Agreement, with all applicable laws and regulations; and (v) any applicable Depository has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under a Deposit Agreement.

Based upon the foregoing, we are of the opinion that:

1. the issuance and sale of the Common Stock has been duly authorized by the Company and when necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable

ATP Oil & Gas Corporation

underwriting or other agreement, such shares of Common Stock will be validly issued fully paid nonassessable;

2. the issuance and sale of the Preferred Stock has been duly authorized by the Company and when a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Amended and Restated Articles of Incorporation (“Articles”) and applicable law, the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Preferred Stock will be validly issued fully paid nonassessable;

3. the issuance and sale of Warrants has been duly authorized by the Company and when (i) a Warrant Agreement has been duly executed and delivered by the Company and a Warrant Agent, (ii) Warrants have been established in accordance with such Warrant Agreement, duly authenticated by such Warrant Agent and duly executed and delivered on behalf of the Company against payment of the agreed upon consideration therefor in accordance with the terms and provisions of such Warrant Agreement and as contemplated by the Registration Statement, the Prospectus and any related Prospectus Supplement(s), (iii) necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Warrants proposed to be sold by the Company, and (iv) such warrants are issued and delivered in accordance with the applicable Warrant Agreement, and assuming that the (x) terms of Warrants executed and delivered are as described in the Registration Statement, the Prospectus and any related Prospectus Supplement(s), (y) such Warrants as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company, and (z) such Warrants as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company, such Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

4. the issuance and sale of Depositary Shares has been duly authorized by the Company and when a series of Preferred Stock has been duly established in accordance with the terms of the Articles and applicable law, necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Depositary Shares proposed to be sold by the Company and such Depository Shares representing Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement, the Depositary Shares representing such series of Preferred Stock will be validly issued, fully paid and nonassessable.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding preferential transferees); (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability of contractual

ATP Oil & Gas Corporation

provisions providing for choice of governing law; (iv) the unenforceability of provisions purporting to waive certain rights of guarantors; (v) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (vi) the unenforceability of provisions purporting to require arbitration of disputes; and (vii) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal law of the United States of America and the laws of the State of Texas. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to our reference under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.

Jackson Walker L.L.P.